Exhibit 4.1


                   PALO ALTO PRODUCTS INTERNATIONAL PTE., LTD.

                             1996 SHARE OPTION PLAN

                       (Amended as of ____________, 1998)

                                   ARTICLE ONE

                               GENERAL PROVISIONS


     I. PURPOSE OF THE PLAN

     This 1996 Share  Option  Plan (the  "Plan")  is  intended  to  promote  the interests of Palo Alto Products International Pte., Ltd., a Singapore corporation (the "Corporation"), by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest in the Corporation as an incentive for them to remain in the service of the Corporation.

     Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

     II. ADMINISTRATION OF THE PLAN

          A. The Plan shall be administered by the Board. However, any or all administrative functions otherwise exercisable by the Board may be delegated to the Committee. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

          B. The Plan Administrator shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding options or share issuances thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any option or share issuance thereunder.

     III. ELIGIBILITY

          A. The persons eligible to participate in the Plan are as follows:

               (i) officers and other key employees of the Corporation (or any Parent or Subsidiary) who render services which contribute to the management, growth and financial success of the Corporation (or such Parent or Subsidiary);


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               (ii)  non-employee  members  of  the  Board  or of the  board  of directors of any Parent or Subsidiary, provided such individuals are not residents of Singapore; or

               (iii) those consultants or other independent contractors who provide valuable services to the Corporation (or any Parent or Subsidiary), provided such individuals are not residents of Singapore.

          B. The Plan Administrator shall have full authority to determine which eligible persons are to receive option grants, the time or times when such option grants are to be made, the number of Ordinary Shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non-Statutory Option under the U.S. tax laws, the time or times at which each granted option is to become exercisable and the maximum term for which the option is to remain outstanding.

     IV. ORDINARY SHARES SUBJECT TO THE PLAN

          A. The maximum number of Ordinary Shares which may be issued over the term of the Plan shall not exceed 1,000,000 Ordinary Shares. All Ordinary Shares issued under the Plan shall be drawn from the Corporation's authorized but unissued Ordinary Shares.

          B. Ordinary Shares subject to outstanding options shall be available for subsequent issuance under the Plan to the extent (i) the options expire or terminate for any reason prior to exercise in full or (ii) the options are cancelled in accordance with the cancellation provisions of Article Two.

          C. Should any change be made to the Ordinary Shares by reason of any share split, share dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Ordinary Shares as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan and (ii) the number and/or class of securities and the exercise price per share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.


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                                   ARTICLE TWO

                              OPTION GRANT PROGRAM


     I. OPTION TERMS

     Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

     A. Exercise Price.

          1. The exercise price per Ordinary Share shall be fixed by the Plan Administrator in accordance with the following provisions:

               (i) The exercise price per Ordinary Share subject to an Incentive Option shall in no event be less than one hundred percent (100%) of the Fair Market Value per Ordinary Share on the grant date.

               (ii) The exercise price per Ordinary Share subject to a Non-Statutory Option shall in no event be less than eighty-five percent (85%) of the Fair Market Value per Ordinary Share on the grant date.

               (iii) In no event may the exercise price per Ordinary Share subject to any Incentive or Non-Statutory Option be less than the par value of such Ordinary Share.

               (iv) If the person to whom the option is granted is a 10% Shareholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per Ordinary Share on the option grant date.

          2. The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section I of Article Three and the documents evidencing the option, be payable in cash or check made payable to the Corporation. Should the Ordinary Shares be registered under Section 12(g) of the 1934 Act at the time the option is exercised, then the exercise price may also be paid as follows:

               (i) in Ordinary Shares held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

               (ii) through a special sale and remittance  procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions (A) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the


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          sale proceeds  available on the settlement  date,  sufficient funds to cover the aggregate  exercise  price payable for the purchased  shares
          plus  all  applicable  U.S.  federal,   state  and  local  income  and
          employment taxes and all applicable foreign taxes required to be withheld by the Corporation by reason of such exercise and (B) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

     Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

     B. Exercise and Term of Options. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option grant. However, no option shall have a term in excess of ten (10) years measured from the option grant date.

     C. Effect of Termination of Service.

          1. The following provisions shall govern the exercise of any options held by the Optionee at the tune of cessation of Service or death:

               (i) Should the Optionee cease to remain in Service for any reason other than Disability or death, then the Optionee shall have a period of three (3) months following the date of such cessation of Service during which to exercise each outstanding option held by such Optionee.

               (ii) Should Optionee's Service terminate by reason of Disability, then the Optionee shall have a period of twelve (12) months following the date of such cessation of Service during which to exercise each outstanding option held by such Optionee.

               (iii) If the Optionee dies while holding an outstanding option, then the personal representative of his or her estate or the person or persons to whom the option is transferred pursuant to the Optionee's will or the laws of inheritance shall have a twelve (12)-month period following the date of the Optionee's death to exercise such option.

               (iv) Under no circumstances, however, shall any such option be exercisable after the specified expiration of the option term.

               (v) During  the  applicable  post-Service  exercise  period,  the option may not be exercised in the aggregate for more than the number of Ordinary Shares (if any) for which the option is exercisable on the date of the Optionee's cessation of Service. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any otherwise exercisable Ordinary Shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee's cessation of Service, terminate and cease to be


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          outstanding  with respect to any and all Ordinary Shares for which the option is not otherwise at the time exercisable.

          2. The Plan Administrator shall have the discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

               (i) extend the period of time for which the option is to remain exercisable following Optionee's cessation of Service or death from the limited period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

               (ii) permit the option to be exercised, during the applicable post-Service exercise period, not only with .respect to the number of Ordinary Shares for which such option is exercisable at the time of the Optionee's cessation of Service but also with respect to one or more additional installments for which the option would have otherwise become exercisable had the Optionee continued in Service.

     D. Shareholder Rights. The holder of an option shall have no shareholder rights with respect to the Ordinary Shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

     E. Limited Transferability of Options. During the lifetime of the Optionee, the option shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the Optionee's death.

     F. Withholding. The Corporation's obligation to deliver Ordinary Shares upon the exercise of any options granted under the Plan shall be subject to the satisfaction of all applicable U.S. federal, state and local income and employment tax withholding requirements and all applicable withholding requirements of foreign tax laws. For Optionees who reside in the United States, the Corporation shall collect all Federal, state and local income and employment withholding taxes. For non-United States citizens residing outside the United States, the Corporation shall collect all taxes required under applicable foreign laws.

     II. INCENTIVE OPTIONS

     The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of the Plan shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options shall not be subject to the terms of this Section II.

     A. Eligibility. Incentive Options may only be granted to Employees.

     B. Dollar Limitation. The aggregate Fair Market Value of the Ordinary Shares (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any


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Parent or  Subsidiary)  may for the first time become  exercisable  as Incentive
Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand U.S. Dollars (US$100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted. Should the number of Ordinary Shares for which any Incentive Option first becomes exercisable in any calendar year exceed the applicable One Hundred Thousand U.S. Dollar (US$100,000) limitation, then that option may nevertheless be exercised in such calendar year for the excess number of shares as a Non-Statutory Option under the Code.

     III. CORPORATE TRANSACTION

     A. Each option outstanding under the Plan at the time of a Corporate Transaction but not otherwise fully exercisable for all the option shares shall automatically accelerate so that each such option shall, immediately prior to the effective date of the Corporate Transaction, become exercisable for all of the Ordinary Shares at the time subject to that option and may be exercised for any or all of those shares as fully-vested Ordinary Shares. However, an outstanding option shall not become exercisable on such an accelerated basis if and to the extent: (i) such option is assumed by the successor corporation (or parent thereof) in the Corporate Transaction or (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the option shares at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to that option or (iii) the acceleration of the option is subject to other limitations imposed by the Plan Administrator at the time of the option grant.

     B. Immediately following the consummation of the Corporate Transaction, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

     C. Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction, had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to (i) the number and class of securities available for issuance under the Plan following the consummation of such Corporate Transaction and (ii) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same.

     D. The Plan Administrator shall have the discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration (in whole or in part) of one or more outstanding options upon the occurrence of a Corporate Transaction, whether or not those options are to be assumed or replaced in the Corporate Transaction.

     E. The Plan Administrator shall also have full power and authority, exercisable either at the time the option is granted or at any time while the option remains outstanding, to structure such option so that the option will automatically accelerate and become immediately exercisable for all the Ordinary Shares at the time subject to that option should the Optionee's Service terminate by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Corporate Transaction in which the option is assumed. Any option so accelerated shall remain exercisable for the option shares until the earlier of (i) the expiration of the option term or (ii) the expiration of the one (1)-year period measured from the effective date of the Involuntary Termination.

     F. The portion of any Incentive Option accelerated in connection with a Corporate Transaction shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand U.S. Dollar limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the Code.

     G. The grant of options under the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

     IV. CANCELLATION AND REGRANT OF OPTIONS

     The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Plan and to grant in substitution therefor new options covering the same or different number of Ordinary Shares but with an exercise price per Ordinary Share not less than (i) eighty-five percent (85%) of the Fair Market Value per Ordinary Share on the new grant date or (ii) one hundred percent (100%) of such Fair Market Value in the case of an Incentive Option, but in no event shall the exercise price per Ordinary Share be less than the par value of such Ordinary Share.


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                                  ARTICLE THREE

                                  MISCELLANEOUS

     I. FINANCING

     A. The Plan Administrator may, in its discretion but subject to any prohibition imposed by any applicable laws, permit any Optionee who is an Employee to pay the option exercise price by delivering a full-recourse, interest-bearing promissory note payable in one or more installments and secured by the purchased shares. In no event shall the maximum credit available to the Optionee exceed the sum of (i) the aggregate option exercise price payable for the purchased shares (less the par value of those shares) plus (ii) any U.S. federal, state and local and any foreign income and employment tax liability incurred by the Optionee in connection with the option exercise.

     B. All financial assistance provided under this Section I of Article Three shall be effected in compliance with the applicable provisions of Section 76(9)(b) of the Companies Act, Chapter 50 of Singapore (or any successor statutory provision).

     II. EFFECTIVE DATE AND TERM OF PLAN

     A. The Plan became effective when adopted by the Board on December 31, 1996 and was approved by the Corporation's shareholders on the same date. The Plan Administrator may grant options under the Plan at any time after the effective date of the Plan and before the date fixed herein for termination of the Plan.

     B. The Plan shall terminate upon the earliest of (i) the expiration of the ten (10)-year period measured from the date the Plan is adopted by the Board,
(ii) the date on which all shares available for issuance under the Plan shall have been issued or (iii) the termination of all outstanding options in connection with a Corporate Transaction. All options outstanding at that time under the Plan shall continue to have full force and effect in accordance with the provisions of the documents evidencing those options.

     III. AMENDMENT OF THE PLAN

     A. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to options at the time outstanding under the Plan unless the Optionee consents to such amendment or modification. In addition, certain amendments may require shareholder approval pursuant to applicable laws and regulations.

     B. The Plan was amended by the Board on ____________, 1998 (the "1998 Increase") to increase the maximum number of ordinary shares authorized for issuance over the term of the Plan from 500,000 shares to 1,000,000 shares. The 1998 Increase is subject to shareholder approval within twelve (12) months following the date of its authorization by the Board and no option grants made on the basis of the 500,000-share increase shall become


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exercisable  in whole or in part unless and until the 1998  Increase is approved by the shareholders. Should such shareholder approval not be obtained, then any options granted on the basis of the 500,000-share increase shall terminate without ever becoming exercisable for those shares, and no further option grants or direct stock issuances shall be made on the basis of such share increase. Subject to the foregoing limitations, the Plan Administrator may make option grants and direct stock issuances under the Plan at any time before the date fixed herein for the termination of the Plan.

     C. Options may be granted under the Plan in excess of the number of Ordinary Shares then available for issuance under the Plan, provided any excess shares actually issued under those options shall be held in escrow until there is obtained shareholder approval of an amendment sufficiently increasing the number of Ordinary Shares available for issuance under the Plan. If such shareholder approval is not obtained within twelve (12) months after the date the first such excess issuances are made, then (i) any unexercised options Granted on the basis of such excess shares shall terminate and cease to be outstanding and (ii) the Corporation shall promptly refund to the Optionees the exercise price paid for any excess shares issued under the Plan and held in escrow, together with interest (at the applicable U.S. Short Term Federal Rate) for the period the shares were held in escrow, and such shares shall thereupon be automatically cancelled and cease to be outstanding.

     IV. USE OF PROCEEDS

     Any cash proceeds received by the Corporation from the sale of Ordinary Shares under the Plan shall be used for General corporate purposes.

     V. WITHHOLDING

     The Corporation's obligation to deliver Ordinary Shares upon the exercise of any options or upon the issuance or vesting of any shares issued under the Plan shall be subject to the satisfaction of all applicable U.S. federal, state and local income and employment tax withholding requirements and all applicable foreign tax withholding requirements. For Optionees who reside in the United States, the Corporation shall collect the applicable U.S. federal, state and local income and employment withholding taxes. For Optionees who are non-United States citizens residing outside the United States, the Corporation shall collect all taxes required under applicable foreign laws.

     VI. REGULATORY APPROVALS

     The implementation of the Plan, the granting of any options under the Plan and the issuance of any Ordinary Shares upon the exercise of those options shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the Ordinary Shares issued pursuant to it.

     VII. NO EMPLOYMENT OR SERVICE RIGHTS

     Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in


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any way the rights of the Corporation (or any Parent or Subsidiary  employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person's Service at any time for any reason, with or without cause.

     VIII. FINANCIAL REPORTS

     The Corporation shall deliver a balance sheet and an income statement at least annually to each individual holding an outstanding option under the Plan, unless such individual is a key Employee whose duties in connection with the Corporation (or any Parent or Subsidiary) assure such individual access to equivalent information.

                                    APPENDIX


     The following definitions shall be in effect under the Plan:

     A. Board shall mean the Corporation's Board of Directors.

     B. Code shall mean the U.S. Internal Revenue Code of 1986, as amended.

     C. Committee shall mean a committee of two (2) or more Board members appointed by the Board to exercise one or more administrative functions under the Plan.

     D.   Corporate   Transaction   shall   mean   either   of   the   following
shareholder-approved transactions to which the Corporation is a party:

               (i) a mercer or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

               (ii)  the  sale,   transfer  or  other   disposition  of  all  or
          substantially all of the Corporation's assets, whether in complete liquidation or dissolution of the Corporation or otherwise.

     E. Corporation shall mean Palo Alto Products International Pte., Ltd., a Singapore corporation.

     F. Disability shall mean the inability of the Optionee or Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment and shall be determined by the Plan Administrator on the basis of such medical evidence as the Plan Administrator deems warranted under the circumstances.

     G. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

     H. Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.

     I. Fair Market Value per Ordinary Share on any relevant date shall be determined in accordance with the following provisions:

               (i) If the Ordinary Shares are at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per Ordinary Share on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Ordinary Shares on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

               (ii) If the Ordinary Shares are at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per Ordinary Share on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Ordinary Shares, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Ordinary Shares on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

               (iii) If the Ordinary Shares are at the time neither listed on any Stock Exchange nor traded on the Nasdaq National Market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

     J. Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

     K. Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:

               (i) such individual's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

               (ii) such individual's voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her level of responsibility, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual's place of employment by more than fifty
          (50) miles, provided and only if such change, reduction or relocation is effected without the individual's consent.

     L. Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any

Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

     M. 1934 Act shall mean the U.S. Securities Exchange Act of 1934, as amended.

     N. Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

     O. Option Grant Program shall mean the option grant program in effect under the Plan.

     P. Optionee shall mean any person to whom an option is granted under the Plan.

     Q. Ordinary Shares shall mean ordinary shares of the Corporation with a par value of S$0.10 Singapore per share.

     R. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

     S. Plan shall mean the Corporation's 1996 Share Option Plan, as set forth in this document.

     T. Plan Administrator shall mean either the Board or the Committee acting in its capacity as administrator of the Plan.

     U. Service shall mean the provision of services to the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant.

     V. Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.

     W. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

     X. 10% Shareholder shall mean the owner of shares (as determined under Code
Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Corporation (or any Parent or Subsidiary).